UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2015

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia	30022

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	678-323-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

MedAssets, Inc. (“MedAssets” or the “Company”) received verbal notification on July 30, 2015 and written confirmation on August 4, 2015, from Tenet Healthcare (“Tenet”) that the Company’s supply chain solutions agreement (“SCS Agreement”) with Tenet will not be renewed following its scheduled expiration on January 31, 2016. At the time of the notification, the Company was in what it believed were exclusive and advanced contract negotiations, and was surprised to learn of Tenet’s decision to not renew the SCS Agreement. The SCS Agreement includes the provision of group purchasing and outsourced procurement services, and related supply chain products.

Approximately 215 of the Company’s outsourced procurement services employees based at Tenet facilities will transition to Tenet’s employment on or by January 1, 2016.

Tenet has indicated that the SCS Agreement notification does not impact other contractual agreements the Company has with Tenet, and it intends to continue to utilize MedAssets’ Revenue Cycle Technology products covered under separate contractual agreements.

The Company expects no change to its 2015 financial outlook given that the transition is expected to occur in early 2016. The estimated 2015 net revenue from products and services impacted under the SCS Agreement represents approximately $39 to $44 million, or approximately 5-to-6 percent of the Company’s recent guidance for 2015 net revenue. The SCS Agreement is expected to contribute approximately $18 to $22 million to the estimated 2015 operating income, before allocation of segment and corporate indirect expenses, in the Spend and Clinical Resource Management segment. Based on MedAssets’ revenue recognition policy, it is expected the Company will continue to recognize a declining amount of revenue in early 2016 following the contract end date.

As previously disclosed, MedAssets is engaged in a multi-year transformation and value creation plan, and is assessing, analyzing and evaluating all aspects of its business to improve growth and profitability while maintaining the highest level of customer service and satisfaction, and creating shareholder value. As part of its full review and in consideration of this development, the Company will work to align its operating cost structure to be commensurate with expected future net revenue, while enabling it to continue to deliver a high level of customer service and support. These actions may result in expense reductions, restructuring charges, and/or investments in products or services to help drive long-term growth.

MedAssets continues to maintain a differentiated model for customer-driven sourcing of supplies and services that enables flexibility in purchasing commitment levels, and a strong, loyal base of customers that value this approach. The Company offers a robust set of total performance management solutions and expertise that deliver material, measurable financial value to its customers. Capabilities include: Sg2 intelligence and analytics; Advisory Solutions for improved operational efficiency and clinical alignment; Revenue Cycle Technology and Services; and Supply Chain Solutions.

The Item 7.01 of this Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”) and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995 (as amended, the “Exchange Act”), and includes the intent, belief or current expectations of the Company and its management team with respect to the Company’s future business operations that include, but are not limited to: 2015 financial guidance, revenue growth and other financial projections and forecasts. Any forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to: failure to realize improvements in performance, efficiency and profitability; failure to complete anticipated sales under negotiations; failure to successfully implement revenue backlog; lack of revenue growth; customer losses; and adverse developments with respect to the operation or performance of the Company’s business units or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this filing can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and available at http://ir.medassets.com.The Company disclaims any responsibility to update any forward-looking statements.

The Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

August 4, 2015	By:	/s/ Anthony Colaluca, Jr.
Name: Anthony Colaluca, Jr.
Title: Executive Vice President and Chief Financial Officer